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                                                                      EXHIBIT 21

INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT


Milkco, Inc., a North Carolina corporation.
Sky King, Inc., a North Carolina corporation.
Ingles Markets Investments, Inc., a Nevada corporation.
Shopping Center Financing, LLC, a Georgia corporation.
Shopping Center Financing II, LLC, a Georgia corporation.